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                                                                    Exhibit 99.1

(HUMBOLDT BANCORP(TM) LETTERHEAD)


                  HUMBOLDT BANCORP ANNOUNCES BOARD APPOINTMENT

ROSEVILLE, CA--(Business Wire)-- Jan. 29, 2004--Humboldt Bancorp (NASDAQ: HBEK) announced today the appointment of Diane D. Miller to its Board of Directors, effective immediately.

"The appointment of Diane Miller is a valuable addition to our board," remarked John W. Koeberer, Chairman of the Board of Directors of Humboldt Bancorp. "Diane brings exceptional business and professional experience that will benefit Humboldt's board as we continue to be a leader in Northern California community banking."

Ms. Miller is President and a partner of Wilcox, Miller & Nelson, a Sacramento-based executive search and outplacement firm. She joined the firm in 1986. She is the past Chair of the Sacramento Metropolitan Chamber of Commerce and will be receiving that organization's 2004 "Businesswoman of the Year" award on January 30. Ms. Miller holds an undergraduate degree from the University of the Pacific and an MBA from Golden Gate University.

Humboldt Bancorp, with total assets of approximately $1.5 billion, is the bank holding company for Humboldt Bank and Feather River State Bank, which offer business and consumer banking services at 27 locations throughout Northern California. For additional information, please visit www.humboldtbancorp.com.



Contact:

John W. Koeberer, Chairman of the Board
530.529.1512

Robert M. Daugherty, President and Chief Executive Officer
916.783.2183
bdaugherty@humboldtbancorp.com